EXHIBIT 23.1



              NOTICE REGARDING CONSENT OF ABRAMS AND COMPANY, P.C.


In November 2004, NextPhase Wireless, Inc. reported that it had dismissed its certifying accountant Abrams and Company, P.C. ("Abrams and Company") on November 8, 2004.

NextPhase's Form 10-KSB for the fiscal year ended March 31, 2004, which is incorporated by reference into this Registration Statement, contains the consolidated financial statements for fiscal years ended March 31, 2003 and 2004, that were audited by Abrams and Company.

NextPhase dismissed Abrams and Company because Bill Abrams, the sole principal of Abrams and Company passed away on October 25, 2004. Since then, NextPhase has been unable to communicate with Abrams and Company despite duly diligent attempts to contact Abrams and Company. To NextPhases knowledge, there are no other principals of Abrams and Company, and no other persons who are authorized to furnish the written consent on behalf of Abrams and Company to the incorporation by reference into this Registration Statement of Abrams and Company's reports on NextPhase's consolidated financial statements for each of the two years ended March 31, 2003 and 2004 respectively. As a result, NextPhase is unable to obtain Abrams and Company's written consent, and accordingly, NextPhase has omitted Abrams and Company's consent.

Abrams and Company has not consented to the incorporation of its reports in this Registration Statement. Therefore, with respect to transactions in NextPhase's securities pursuant to this Registration Statement, Abrams and Company will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in NextPhase's consolidated financial statements audited by Abrams and Company or for any omission to state a material fact required to be stated in those consolidated financial statements, and thus no claim could be asserted against Abrams and Company under
Section 11(a) of the Securities Act. To the extent provided in Section 11(b) (3)
(c) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including NextPhase's officers and directors, may still rely on Abrams and Company's original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.